Exhibit 23.1



                        Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-22068), the Registration Statement on Form S-8 (No. 33-60278), the Registration Statement on Form S-8 (No. 33-66124), the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-03011), and the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-17847) of our report dated February 26, 1999, appearing on page a-20 of the Annual Report to Shareholders in the Appendix to the Illinova Corporation Proxy Statement which is incorporated in this Annual Report on Form 10-K.





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

March 26, 1999